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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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                                  NEWS RELEASE


Vancouver, British Columbia, July 17, 2002 - Suite101.com, Inc. (OTC BB: BOWG) announced today that its wholly-owned subsidiary, i5ive Communications, Inc., had completed the sale of its Website assets to Creative Marketeam Canada, Ltd. In consideration for the assets, Marketeam issued to i5ive a 15% equity interest in Marketeam and agreed that in the event the assets are resold by Marketeam within one (1) year, a sum equal to the proceeds of the sale would be paid over to i5ive.

Marketeam provided management and operating services to i5ive during the period February 1, 2002 through May 31, 2002. Marketeam is currently owned by Douglas
F. Loblaw, a Director of Suite101 and former Chief Operating Officer of Suite101. The i5ive assets sold to Marketeam were the subject of an option agreement entered into in March 2002 with an unaffiliated party which option agreement expired in May, 2002 without having been exercised. The sale of the i5ive assets to Marketeam was unanimously approved by Messrs. Blumberg, Campbell and Peters constituting all Suite101's directors not having any interest in the transaction.

The sale of these assets was a result of a determination of the Board of Directors of Suite101 made in December 2001 to seek to redirect the Company's activities in an effort to enhance and maximize shareholder values. Subsequently, Suite101 substantially discontinued its active management and operation of the Website assets in order to conserve its cash assets. The Website assets were not producing any material revenues and were contributing to an outflow of cash. Management of Suite101 is currently seeking to redirect its activities into another area of business and it is expected that this will involve a business combination or other material transaction. As of July 17, 2002, there are no definitive agreements or agreements in principle relating to the acquisition of any other business activity by Suite101.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. The Company's future business activities involve


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significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov.




CONTACT:
Cara Williams
Suite101.com, Inc.
Tel: 604-682-1400
Fax: 604-682-3277
cara_w@suite101.com

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